Exhibit 99.1
2000 W. Sam Houston Parkway South, Suite 2000, Houston, Texas 77042-3622

For Immediate Release:	For Further Information Contact:
Rick G. Lester
Vice President and Chief Financial Officer
ir@mariner-energy.com
(713) 954-5551
Mariner Energy Announces Proposed Private Offering
of Senior Notes due 2013
HOUSTON, TEXAS — April 10, 2006 — Mariner Energy, Inc. (NYSE: ME) today announced that it intends to offer to eligible purchasers $250 million aggregate principal amount of senior notes due 2013 pursuant to Rule 144A under the Securities Act of 1933, as amended. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933. Mariner intends to use the net proceeds from the offering to repay debt under its secured bank credit facility.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Mariner and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events. These statements involve a number of risks and uncertainties, including those relating to whether or not Mariner will offer the notes or consummate the offering, relating to the anticipated terms of the notes and the offering, relating to market conditions for the note offering, and relating to other risks and uncertainties detailed in Mariner’s filings with the Securities and Exchange Commission. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005, and other documents filed by Mariner with the

Securities and Exchange Commission, which contain important information, including detailed risk factors. Mariner expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.